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                                                                    EXHIBIT 99.2


AMRE, INC.                                                         PRESS RELEASE
- --------------------------------------------------------------------------------


Contact: AMM:  Larry H. Lattig                             FOR IMMEDIATE RELEASE
         Vice President - Investor Relations and Treasurer
         (214) 658-6411


                        AMRE, INC. COMPLETES MERGER WITH
                     CONGRESSIONAL CONSTRUCTION CORPORATION


         DALLAS, May 28, 1996 - AMRE, Inc. (NYSE:AMM) today announced that the stockholders of Congressional Construction Corporation have voted to approve a merger between the two companies. Pursuant to the terms of the merger, which is effective today, all of the issued and outstanding shares of Congressional will be exchanged for an aggregate of 900,000 shares of AMRE common stock. It is expected that the combination of the companies will be accounted for as a pooling of interests.

         "We are extremely pleased to have completed the acquisition, through merger, of Congressional Construction. Congressional will be one of the foundation building blocks in our plan to build the foremost brand name for quality, professionally installed home improvements - CENTURY 21 Home Improvements (SM). Congressional gives AMRE access to market areas that we previously did not serve, and John Nunez, president of Congressional, and his management team bring home improvement expertise second to none," said Robert
M. Swartz, President and Chief Executive Officer of AMRE. "The Congressional merger continues our commitment to build long-term shareholder value for the stockholders of AMRE."

         AMRE, Inc. is America's largest home improvement company. AMRE markets its home improvement products and services under a license with TM Acquisition Corporation and Century 21 Real Estate Corporation, subsidiaries of HFS Incorporated. AMRE has provided quality products and services directly to consumers since 1980.

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